UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2013 (February 5, 2013)

Dell Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17017	74-2487834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dell Way, Round Rock, Texas 78682

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code): (800) 289-3355

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On February 5, 2013, Dell Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Denali Holding Inc., a Delaware corporation (“Parent”), Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Intermediate”), and Denali Acquiror Inc., a Delaware corporation and a wholly-owned subsidiary of Intermediate (“Merger Sub” and, together with Parent and Intermediate, the “Parent Parties”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Intermediate. Parent is owned by Michael S. Dell, Chairman and Chief Executive Officer of the Company, and investment funds affiliated with Silver Lake Partners (“Silver Lake”).

A special committee consisting solely of independent and disinterested members of the Company’s Board of Directors (the “Special Committee”) unanimously determined that that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders (other than Mr. Dell and certain of Mr. Dell’s related parties (together, with Mr. Dell, the “MD Investors”)), and unanimously recommended that the Board of Directors (the “Board”) approve the Merger Agreement and the transactions contemplated therein, including the Merger, and that the Company’s stockholders vote for the adoption of the Merger Agreement. Based on the Special Committee’s recommendation, the Board unanimously (other than Mr. Dell) (1) determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders (other than the MD Investors), (2) approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated therein, including the Merger, and (3) resolved to recommend that the Company’s stockholders vote for the adoption of the Merger Agreement. The Special Committee and the Board received fairness opinions from the Special Committee’s financial advisors, J.P. Morgan Securities LLC and Evercore Partners L.L.C.

At the effective time of the Merger (“Effective Time”), each share of the Company’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, other than certain excluded shares, will be converted into the right to receive $13.65 in cash, without interest (the “Merger Consideration”). Shares of common stock held by any of the Parent Parties (including the shares held by the MD Investors) and by the Company or any wholly-owned subsidiary of the Company will not be entitled to receive the Merger Consideration.

Pursuant to the Merger Agreement, as of the Effective Time, unless otherwise agreed with the holder thereof, each stock option to purchase shares of the Company’s common stock that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will become fully vested, and converted into the right to receive, as soon as practicable after the Effective Time, an amount in cash from the surviving corporation equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of the option multiplied by (b) the total number of shares subject to the option, less any applicable taxes. As of the Effective Time, unless otherwise agreed with the holder thereof, each restricted stock unit award that is outstanding immediately prior to the Effective Time (whether vested or unvested) will be canceled and converted into the right to receive an amount in cash from the surviving corporation equal to the product of (a) the number of shares subject to the award multiplied by (b) the Merger Consideration, less any applicable taxes, taking into account any time-vesting conditions applicable under the applicable award agreement and treating any performance-based vesting condition as having been attained at the “target” level (with awards subject to performance-based vesting conditions being deemed to vest ratably on the last day of each fiscal year during the portion of the performance period applicable to such awards that occur following the Effective Time). In addition, the holders of restricted stock unit awards will receive any additional amounts related to dividend equivalents credited with respect to such restricted stock unit awards prior to the Effective Time.

As of the Effective Time, unless otherwise agreed with the holder thereof, each share of restricted stock that is outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive an amount in cash from the surviving corporation equal to the product of (a) the number of shares subject to the award multiplied by (b) the Merger Consideration, less any applicable taxes, on such date(s) as the restricted stock would have otherwise vested, subject to such holder’s continued employment on each applicable vesting date. In addition, the holders of restricted stock will receive, on each applicable vesting date, any additional amounts related to dividends payable on such restricted stock prior to the Effective Time but which remain subject to the vesting of the underlying shares.

Stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the Merger at a special stockholders meeting that will be held on a date to be announced. The closing of the Merger is subject to a non-waivable condition that the Merger Agreement be adopted by the affirmative vote of the holders of (1) at least a majority of all outstanding shares of common stock and (2) at least a majority of all outstanding shares of common stock held by stockholders (the “Unaffiliated Stockholders”) other than the Parent Parties, the MD Investors, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary (together, the “Company Stockholder Approvals”). Consummation of the Merger is also subject to certain other customary conditions, including, among others, the absence of any law, injunction or judgment that prohibits or makes illegal the consummation of the Merger, and the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the antitrust, competition and trade regulation laws of certain other jurisdictions as agreed between the parties. Each party’s obligation to consummate the Merger also is subject to certain additional conditions that include the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects. The Merger Agreement does not contain a financing condition.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, agreements to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time, not to engage in certain kinds of transactions during this period, and to convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approvals.

Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which, together with the proceeds of the equity rollover investment, the investment in subordinated securities described below and the available cash of the Company, will be sufficient for Parent to pay the aggregate Merger Consideration and all related fees and expenses. Investment funds affiliated with Silver Lake have committed to capitalize Parent, at or immediately prior to the Effective Time, with an aggregate equity contribution in an amount up to $1.4 billion subject to the terms and conditions set forth in an equity financing commitment letter, dated as of February 5, 2013. In addition, certain of the MD Investors have entered into a rollover and equity financing commitment letter, dated as of February 5, 2013, pursuant to which such MD Investors have committed to roll-over approximately 273 million shares of the Company’s common stock, and Mr. Dell has additionally committed to invest up to $500 million in cash, in exchange for equity interests in Parent. Lastly, MSDC Management, L.P. has committed to capitalize Parent, at or immediately prior to the Effective Time, with an aggregate equity contribution in an amount up to $250 million subject to the terms and conditions set forth in an equity financing commitment letter, dated as of February 5, 2013.

Each of Bank of America, N.A., Barclays Bank PLC, Credit Suisse AG and Royal Bank of Canada and, in some cases, certain of their affiliates (collectively, the “Lenders”) have committed to provide debt financing for the transaction, consisting of a $4 billion senior secured term loan B facility, a $1.5 billion senior secured term loan C facility, a $2 billion ABL facility, senior secured interim loan facilities consisting of a $2 billion first lien bridge loan facility and a $1.25 billion second lien bridge loan facility (or, alternatively, senior secured first lien and second lien fixed rate notes that would be issued in a high-yield offering pursuant to Rule 144A under the Securities Act of 1933), a $1.9 billion term commercial receivables financing facility and a $1.1 billion revolving consumer receivables financing facility, each on the terms and subject to the conditions set forth in a commitment letter dated as of February 5, 2013 (the “Debt Commitment Letter”). The obligations of the Lenders to provide debt financing under the Debt Commitment Letter are subject to a number of customary conditions, including, without limitation, execution and delivery by the borrowers and the guarantors of definitive documentation consistent with the Debt Commitment Letter and the documentation standards specified therein. The final termination date for the Debt Commitment Letter is November 6, 2013. Parent also intends to keep outstanding certain of the Company’s current indebtedness.

In addition, Microsoft Corporation has committed to purchase up to $2 billion of aggregate principal amount of subordinated notes of Parent, subject to the terms and conditions of a securities purchase agreement dated as of February 5, 2013. The final termination date for such securities purchase agreement is November 6, 2013.

Pursuant to the terms of a “go-shop” provision in the Merger Agreement, during the period beginning on the date of the Merger Agreement and continuing until 12:01 a.m. (New York time) on the 46th calendar day thereafter (the “No-Shop Period Start Date”), the Company and its subsidiaries and their respective representatives may initiate, solicit and encourage any alternative acquisition proposals from third parties, provide nonpublic information to such third parties and participate in discussions and negotiations with such third parties regarding alternative acquisition proposals. Beginning on the No-Shop Period Start Date, the Company will become subject to customary “no shop” restrictions on its, its subsidiaries’ and their respective representatives’ ability to initiate, solicit or encourage alternative acquisition proposals from third parties and to provide information to or participate in discussions or negotiations with third parties regarding alternative acquisition proposals. However, the Company may continue to engage in the foregoing activities with any third party that contacted the Company and made an alternative acquisition proposal prior to the No-Shop Period Start Date that the Special Committee has determined in good faith, after consultation with outside counsel and its financial advisors, is or could reasonably be expected to result in a Superior Proposal (as defined below) (each, an “Excluded Party”), but only for so long as such third party is an Excluded Party.

Notwithstanding the limitations applicable after the No-Shop Period Start Date, prior to the Company Stockholder Approvals, the Board may change its recommendation (a “Change of Recommendation”) upon the occurrence of a development or change in circumstances that occurs or arises after the time of execution of the Merger Agreement (other than Superior Proposal (as defined below)) that was not known to the Special Committee at the time of execution of the Merger Agreement (an “Intervening Event”) if, after consultation with outside counsel and upon recommendation thereof by the Special Committee, it determines a failure to do so could reasonably be expected to be inconsistent with its fiduciary duties to stockholders under applicable law. In addition, prior to the Company Stockholder Approvals, the Board may change its recommendation in order to approve, and authorize the Company to enter into, an alternative acquisition proposal if the Special Committee has determined in good faith, after consultation with outside counsel and its financial advisors, that such alternative acquisition proposal would be more favorable to the Company’s stockholders than the Merger, taking into account all of the terms and conditions of such acquisition proposal (including the financing, likelihood and timing of consummation thereof) and the Merger Agreement (taking into account any adjustments to the Merger Agreement as described below) (a “Superior Proposal”). However, prior to taking the actions described above, the Company must provide the Parent Parties with at least four business days advance written notice (the “Notice Period”) of its intention to change its recommendation to the Company’s stockholders due to the occurrence of an Intervening Event or to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, the basis for such change or termination, and, if applicable, details of such Intervening Event or the material terms of any alternative acquisition proposal that constitutes a Superior Proposal. To the extent the Parent Parties wish to negotiate, the Company must, and must cause its representatives to, negotiate with the Parent Parties in good faith during the Notice Period to make such adjustments in the terms and conditions of the Merger Agreement and the equity and debt financing as would permit the Board, the Special Committee or the Company not to effect a Change of Recommendation or to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal. Following the Notice Period, and taking into account any changes offered in writing by Parent prior to the end of the Notice Period, the Board and the Special Committee must determine in good faith that such changes would not affect the Board’s prior determination of the need for a Change of Recommendation or that the alternative acquisition proposal continues to constitute a Superior Proposal. After the Company has followed this process once in connection with the Company’s receipt of a Superior Proposal, it is not required to follow it again for any other Superior Proposal. In addition, after the Company has followed this process once in connection with the occurrence of an Intervening Event that is not an alternative acquisition proposal, it is not required to follow it again for any Intervening Event (that is not an alternative acquisition proposal). In the case of the occurrence of an Intervening Event that is an alternative acquisition proposal, the Company is required to follow this process an unlimited number of times.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent (or one of its designees) a termination fee. If the Merger Agreement is terminated in connection with the Company entering into an alternative acquisition agreement in respect of a Superior Proposal, or making a Change of Recommendation in respect of an alternative acquisition proposal, made by an Excluded Party, the termination fee payable by the Company to Parent will be $180 million. If the termination fee becomes payable by the Company under any other circumstances, the amount of the termination fee will be $450 million. The Merger Agreement also provides that Parent will be required to pay the Company a termination fee of $750 million if the Merger Agreement is terminated under certain circumstances because Parent fails to complete the Merger or otherwise breaches its obligations under the Merger Agreement such that conditions to the consummation of the Merger cannot be satisfied. The Merger Agreement also provides that Parent will be required to pay the Company a termination fee of $250 million in certain other circumstances related to changes in laws.

In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by November 5, 2013.

Mr. Dell and funds affiliated with Silver Lake Partners have each provided the Company with a limited guarantee in favor of the Company guaranteeing a portion of the obligations of the payment of either such reverse termination fee that may become payable by Parent to the Company pursuant to the Merger Agreement.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, attached hereto as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by this reference.

Voting and Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, the MD Investors entered into a Voting and Support Agreement with the Company (the “Voting Agreement”). As of February 5, 2013, the MD Investors hold shares of the Company’s common stock representing approximately 16% of the Company’s total issued and outstanding shares. Pursuant to the Voting Agreement, the MD Investors have agreed, unless the Board has made a Change of Recommendation, to vote all shares of the Company’s common stock owned by them in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and against any other action or agreement that would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (2) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or (3) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.

In addition, pursuant to the Voting Agreement, the MD Investors have agreed to vote their shares in the same proportion to the number of shares voted by the Unaffiliated Stockholders (1) in the event that a Superior Proposal is recommended to the stockholders by action of the Board, the Special Committee or any other duly constituted committee of the Board (or to vote all of their shares in favor of such Superior Proposal) or (2) in the event of a Change of Recommendation.

Finally, pursuant to the Voting Agreement, the MD Investors have agreed, if requested to do so by the Board or the Special Committee, to explore in good faith the possibility of working with any third parties regarding alternative acquisition proposals to the extent the Company is permitted to do so under the Merger Agreement, including by reviewing and responding to proposals and taking part in meetings and negotiations with respect thereto, and have represented that they are not subject to any agreement that would prevent them from doing so. The Voting Agreement will terminate at the Effective Time or, if earlier, the date of the termination of the Merger Agreement, unless there is a Superior Proposal, in which case the termination will occur upon the earlier of (1) the consummation of the Superior Proposal and (2) the termination of the definitive agreement relating to the Superior Proposal.

The foregoing description of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreement, attached hereto as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by this reference.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Mr. Dell and Silver Lake Partners and their respective affiliates. In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. The Company’s stockholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the Company’s stockholders may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the

Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.

Forward-looking Statements

Statements in this Current Report on Form 8-K and the exhibits furnished or filed herewith that relate to future results and events are forward-looking statements based on Dell’s current expectations. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters and the securities purchase agreement delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, suppliers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the Company’s views as of the date on which such statements were made. The Company anticipates that subsequent events and developments will cause its views to change. However, although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 3, 2012, which was filed with the SEC on March 13, 2012, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of February 5, 2013, by and among Dell Inc., Denali Holding Inc., Denali Intermediate Inc. and Denali Acquiror Inc.

10.1	Voting and Support Agreement, dated as of February 5, 2013, by and among the stockholders listed on the signature pages thereto and Dell Inc.

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.

Date: February 6, 2013	By:	/s/ Janet B. Wright
	Name:	Janet B. Wright
	Title:	Vice President and Assistant Secretary (Duly Authorized Officer)

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of February 5, 2013, by and among Dell Inc., Denali Holding Inc., Denali Intermediate Inc. and Denali Acquiror Inc.

10.1	Voting and Support Agreement, dated as of February 5, 2013, by and among the stockholders listed on the signature pages thereto and Dell Inc.

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.